Exhibit 10.3

Amendment to the Executive Employment Agreement

This Amendment to the Executive Employment Agreement among Priority Payment Systems Holdings LLC, Pipeline Cynergy Holdings LLC, Priority Holdings LLC (“PPSH”, “PCH”, and “PH”, respectively) and John V. Priore (“You” or “Your”) (the “Amendment”) is effective as of the 13th day of November, 2018 (the “Effective Date”) by and between Priority Technology Holdings, Inc., as successor in interest to the Companies with offices located at 2001 Westside Parkway, Suite 155, Alpharetta, Georgia 30004 (“Parent” and together with PPSH, PCH, and PH, and all other affiliates and subsidiaries of Parent, collectively, the “Companies”) and John V. Priore, a resident of the State of Georgia with residence located at 260 Ardsley Lane, Alpharetta, Georgia 30005. This Amendment hereby amends that certain Executive Employment Agreement entered into between PPSH, PCH, and PH and you dated May 21, 2014 (the “Agreement”).

Background

WHEREAS, You are employed as the President and Chief Executive Officer of the Companies in accordance with the terms of the Agreement, and you and the Companies have mutually agreed pursuant to Section 4.A of the Agreement to end your employment with the Companies effective the earlier of December 1, 2018 or the date on which you and Parent enter into a Director Agreement substantially in the form attached hereto as Exhibit A (the “Director Agreement”); and,

WHEREAS, You and the Companies desire to amend the Executive Employment Agreement on the terms and conditions set forth herein;

NOW THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.           Defined Terms: Unless otherwise defined herein, capitalized terms used in this Amendment shall have such meanings as set forth in the Agreement.

2.           Definition of “Parent”: For purposes of the Agreement, all references to “Parent” shall be deemed to include Priority Technology Holdings, Inc.

3.           Amendment to Section 3(E): Sections 3(E)(i) and 3(E)(ii) of the Agreement is hereby deleted in its entirety and replaced with the following new Sections 3(E)(i) and 3(E)(ii):

3.E(i) Following any termination of Your employment, Parent may submit annual written notice(s) to You (or Your estate and/or beneficiaries)not later than March 31st of each calendar year requiring You (or Your estate and/or beneficiaries) to sell to Parent Equity Securities held by You or any of Your Affiliates having a total fair market value of no more than $2,000,000 per year; provided however, that no such written notice(s) may be submitted by Parent (A) for a calendar year if You (or Your estate and/or beneficiaries) have previously submitted a notice under this Section 3.E(i) with respect to each calendar year, or (B) if You (together with Your estate and/or beneficiaries) own less than 5% of the Company’s outstanding Units. Following any termination of Your employment, You (or Your estate and/or beneficiaries) may submit annual written notice(s) to Parent not later than March 31st of each calendar year requiring Parent to purchase Equity Securities held by You or any of Your Affiliates having a total fair market value of no more than $2,000,000 per year; provided however, that no such written notice(s) may be submitted by You (or Your estate and/or beneficiaries) (A) for a calendar year if Parent has submitted a notice under this Section 3.E(i) with respect to each calendar year, or (B) if You (together with Your estate and/or beneficiaries) own less than 5% of the Company’s outstanding Units; provided, further, that Parent shall not be required to purchase equity securities under this sentence if, following written notice to You, Parent files a resale registration statement under the Securities Act of 1933, as amended, sufficient to allow You to sell on NASDAQ Units having a market value of not less than $2,000,000, such registration statement becomes effective not later than 90 days following the giving of a written notice by You under this sentence, and such registration statement remains effective for not less than 90 days after becoming effective.

3.E(ii) Each annual written notice submitted under Section 3.E(i) shall be referred to herein as a “Redemption Request.” No more than one (1) Redemption Request may be submitted by Parent or You (or Your estate and/or beneficiaries) during each annual period following Your termination. The number of Units to be sold by You (or Your estate and/or beneficiaries) and purchased by Parent pursuant to a Redemption Request shall be determined by dividing the total dollar amount requested in the Redemption Request by the fair market value of each Unit as determined pursuant to Section 3(E)(iv) below. Subject to the following sentence, the Equity Securities subject to a Redemption Request shall be sold by You (or Your estate and/or beneficiaries) and purchased by Parent within 180 days after receipt of the applicable Redemption Request (the “Redemption Date”) at a per Unit price equal to the Redemption Price (as defined below). If any payment of cash is required upon the purchase of Units to be redeemed on the Redemption Date and such payment would constitute, result in or give rise to any breach or violation of, or any default or right or cause of action under, any credit facility agreement by which Parent or any Company Party is, from time to time, a party, then Parent may defer making such payment until such restriction no longer exists, provided that the holders of such Units electing to participate in the Redemption Request shall retain all rights under the LLC Agreement in connection with such Units as to that number of Units as such unpaid portion represents until such time as the unpaid portion of the Redemption Price shall be paid to such holder in full, provided further that, if such cash payment has been deferred, the Companies shall use their commercially reasonable efforts to make such cash payment within nine (9) months from the Redemption Request. If on any applicable Redemption Date the Redemption Price payable upon redemption of the Units to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then all rights with respect to such Units shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any certificate or certificates therefor. For purposes of Section 3.E(i) and this Section 3(E)(ii), “Parent” shall include Parent’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of Parent’s units or assets. “Redemption Price” shall mean a per Unit purchase price equal to the greater of the (a) the volume weighted average price (“VWAP”) of the Units on NASDAQ for the 20 consecutive trading days immediately prior to the date of delivery of the applicable notice under Section 3.E(i), and (b) the VWAP of the Units on NASDAQ for the 20 consecutive trading days immediately after the date of delivery of the applicable notice under Section 3.E(i).

3.            Amendment to Section 5(B): Section 5(B) of the Agreement is hereby deleted in its entirety and replaced with the following new Section 5(B):

5.B. If the Director Agreement terminates for any reason (other than a reason that would constitute a “For Cause” termination as defined in Section 4(D)(1-5) of this Agreement), then the Companies will pay You, in a lump sum cash payment no later than thirty (30) days following the date of such termination, an amount equal to (i) the Monthly Fee (as defined in Section 5(a) of the Director Agreement, multiplied by (ii) the number of months (including any fractional month) remaining in the Restriction Period following the date of such termination. The separation payments set forth in Sections 5(B)(i) are subject to all applicable withholdings permitted under Section 7(b) of the Director Agreement.

The Companies’ obligation to make the Separation Payments set forth in this Section 5(B) above will terminate immediately upon any breach by You of any post-termination obligations to which You are subject, including, but not limited to, Your obligation to comply with the restrictive covenants set forth in Section 6(D) below.

Your entitlement to receive separation payments and/or benefits under Section 5(B) above shall not obligate You to seek other employment or take any other action by way of mitigation of the amounts payable to You under Section 5(B) above, and such amounts shall not be reduced, regardless of whether You obtain other employment or become self-employed.

Notwithstanding any provisions of this Agreement to the contrary, in the event of a “change in the ownership of,” a “change in the effective control of,” or a “change in the ownership of a substantial portion of,” the Company (within the meaning of Treas. Reg. §§1.280G-1, Q&A-27, -28 or -29) (a “280G Change of Control”), if You are a “disqualified individual” (within the meaning of Treas. Reg. §1.280G-1, Q&A-15) with respect to the Company and such 280G Change of Control, then You hereby irrevocably waive and forfeit any and all of Your rights or entitlements to receive any portion of any “parachute payments” (as defined in Code §280G(b)(2)) (the “280G Payments”) which You would receive or to which You would otherwise be entitled pursuant to this Agreement or any other agreements or documents governing any of such 280G Payments to the extent that, if such 280G Payments occurred, they would cause You to receive an “excess parachute payment (within the meaning of Code §280G(b)(1)). It is intended by the foregoing that Your 280G Payments shall be reduced such that no portion of such 280G Payments shall constitute “excess parachute payments” under Code §280G(b)(1), and that no portion of such 280G Payments shall subject You to excise tax under Code §4999, and that You shall receive the maximum amount of the 280G Payments possible subject to this waiver and forfeiture provision. You agree that the portion of Your 280G Payments that is not subject to this waiver and forfeiture provision is only so much of the value of Your 280G Payments as equals $0.01 less than three (3) times Your “base amount” (as defined in Treas. Reg. §1.280G-1, Q&A-34), and that the remainder of Your 280G Payments shall be considered waived and forfeited. You shall be entitled to prioritize Your 280G Payments in writing to the Company, if done in a timely manner, and the Company shall use its best efforts to respect such priority in implementing the foregoing waiver and forfeiture provisions.

4.        Entire Agreement: This Amendment reflects the entire agreement between the Parties with respect to the subject matter hereof. Unless otherwise modified or amended herein, all other terms and conditions of the Agreement (as amended) shall remain in full force and effect.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties indicate their assent to the foregoing terms by signing below, to be effective as of the Effective Date set forth above.

PRIORITY TECHNOLOGY HOLDINGS, INC. (“PARENT”), as authorized signatory on behalf of the Companies		JOHN V. PRIORE

By:	/s/ Thomas C. Priore	By:	/s/ John V. Priore
Name: Thomas C. Priore		Name: John V. Priore
Title: Executive Chairman		Title: President and CEO

Execution Version

Exhibit A

DIRECTOR AGREEMENT